Consent of Independent Registered Public Accounting Firm We consent to the use of our report dated March 28, 2022, with respect to the financial statements of each of the Investment Divisions of Jackson National Separate Account - I, incorporated herein by reference and to the reference to our firm under the heading “Services” in the Statement of Additional Information. Chicago, Illinois April 18, 2022 KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

Consent of Independent Registered Public Accounting Firm We consent to the use of our report dated March 25, 2022, with respect to the consolidated financial statements and financial statement schedules I, III, IV, and V of Jackson National Life Insurance Company and subsidiaries, incorporated herein by reference, and to the reference to our firm under the heading “Services” in the Statement of Additional Information. Dallas, Texas April 18, 2022 KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.